UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☐      Preliminary Proxy Statement
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☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to § 240.14a-12
Education Realty Trust, Inc.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
(901) 259-2500
April 21, 2006
Dear Stockholder:
     I would like to extend a personal invitation for you to join us at our Annual Meeting of Stockholders on Wednesday, May 24, 2006, at 9:00 a.m. (Central Time) at the Company’s headquarters located in Memphis, Tennessee.
     At this year’s meeting, in addition to the election of five directors, you will be asked to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006.
     I urge you to vote, as the Board of Directors has recommended, for each of the director nominees. I also ask that you ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2006.
     Attached you will find a notice of meeting and proxy statement that contains further information about these items as well as specific details of the meeting.
     Your vote is important. Whether or not you expect to attend the meeting, I encourage you to vote. Please sign and return your proxy card prior to the meeting. This will assure that your shares will be represented and voted at the meeting, even if you cannot attend.
Sincerely,
Paul O. Bower
Chairman of the Board of Directors,
Chief Executive Officer and President

530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
(901) 259-2500
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
You are invited to attend the 2006 Annual Meeting of Stockholders:

When	9:00 a.m. (Central Time) on Wednesday, May 24, 2006.

Where	Corporate Headquarters, 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117.

Items of Business	• To elect five directors to serve until the 2007 Annual Meeting of Stockholders or until their successors have been duly elected and qualified (Proposal 1);

• To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006 (Proposal 2); and

• To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date	You are entitled to vote if you are a stockholder of record at the close of business on April 10, 2006.

Voting by Proxy	The Board of Directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the meeting. Please see the attached proxy statement and enclosed proxy card for information on mailing back the traditional proxy card (no extra postage is needed for the enclosed envelope if mailed in the U.S.). If you later decide to vote at the meeting, information on revoking your proxy prior to the meeting is also provided. You may receive more than one set of proxy materials and proxy cards. Please promptly complete, sign and return each proxy card you receive in order to ensure that all of your shares are represented and voted.

Recommendations	The Board of Directors recommends that you vote “FOR” each nominee for director and “FOR” Proposal 2.
By Order of the Board of Directors,

Randall H. Brown
Secretary
April 21, 2006
Memphis, Tennessee

EDUCATION REALTY TRUST, INC.
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
PROXY STATEMENT FOR THE
2006 ANNUAL MEETING OF STOCKHOLDERS
     This Proxy Statement and the enclosed proxy card are furnished on behalf of the Board of Directors of Education Realty Trust, Inc., a Maryland corporation (the “Company,” “we,” “us” or “our”), for use at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. We intend to mail this Proxy Statement and the accompanying Proxy on or about April 21, 2006, to all stockholders entitled to vote at the Annual Meeting.
INFORMATION ABOUT THE MEETING
When is the Annual Meeting?
          The Annual Meeting will be held at 9:00 a.m., Central Time, on Wednesday, May 24, 2006.
Where will the Annual Meeting be held?
          The Annual Meeting will be held at the Company’s headquarters, located at 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117.
What items will be voted on at the Annual Meeting?
There are two matters scheduled for a vote:
          1. To elect five directors to serve until the 2007 Annual Meeting of Stockholders or until their successors have been duly elected and qualified; and
          2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.
          As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.
What are the Board of Directors’ recommendations?
Our Board of Directors recommends that you vote:
•	“FOR” the election of each of the five nominees named herein to serve on the Board of Directors; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.
Will the Company’s directors be in attendance at the Annual Meeting?
          The Company encourages, but does not require, its directors to attend annual meetings of stockholders. However, the Company anticipates that all of its directors will attend the Annual Meeting.

INFORMATION ABOUT VOTING
Who is entitled to vote at the Annual Meeting?
          Only stockholders of record at the close of business on the record date, April 10, 2006, are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. As of the close of business on April 10, 2006, the Company had 26,411,000 shares of common stock outstanding.
          Stockholders of Record: Shares Registered in Your Name. If on April 10, 2006 your shares were registered directly in your name with the Company’s transfer agent, SunTrust Bank, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.
          Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on April 10, 2006 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How do I vote?
          You may either vote “FOR” all the nominees to the Board of Directors or you may withhold your vote for all nominees or for any nominee you specify. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting. The procedures for voting are fairly simple:
          Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.
•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
          Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
          On each matter to be voted upon, you have one vote for each share of common stock you own as of April 10, 2006.

What if I return a proxy card but do not make specific choices?
          If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of all five nominees for director and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares as recommended by the Board of Directors or, if no recommendation is given, will vote your shares using his or her best judgment.
Can I change my vote after I return my proxy card?
          Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117, Attention: Randall H. Brown, Corporate Secretary; or

•	You may attend the Annual Meeting and notify the election officials at the meeting that you wish to revoke your proxy and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
How are votes counted?
          Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and withheld votes, and, with respect to proposals other than the election of the five director nominees, “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal (other than for the election of the five director nominees) and will have the same effect as “AGAINST” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
          If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. Please note that brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, but may vote their clients’ shares on other proposals. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as broker non-votes. Shares represented by such broker non-votes will, however, be counted in determining whether there is a quorum.
How many votes are needed to approve each proposal?
•	For the election of the five director nominees, the nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” or votes withheld with respect to any or all of the nominees will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006, must receive “FOR” votes from the majority of shares present and entitled to vote either in person or by proxy.

What is the quorum requirement?
          A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On April 10, 2006, the record date, there were 26,411,000 shares outstanding and entitled to vote. Thus, 13,205,501 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.
          Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the Chairman of the meeting or a majority of the votes present in person or represented by proxy at the Annual Meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
     Preliminary voting results will be announced at the Annual Meeting. Final results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2006.
ADDITIONAL INFORMATION
How and when may I submit a stockholder proposal for the Company’s 2007 Annual Meeting?
          Our annual meeting of stockholders generally is held in May of each year. We will consider for inclusion in our proxy materials for the 2007 Annual Meeting of Stockholders, stockholder proposals that are received at our executive offices no later than December 22, 2006 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and our Bylaws. Proposals must be sent to our executive offices at 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117, Attention: Randall H. Brown, Corporate Secretary.
          Pursuant to Section 11 of the Company’s Bylaws, stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials must have given timely notice thereof. To be timely for the 2007 Annual Meeting of Stockholders, you must notify our Corporate Secretary, in writing at the address above, no earlier than the close of business on November 22, 2006 and no later than the close of business on December 22, 2006. However, if the Company’s 2007 Annual Meeting of Stockholders is not held within 30 days of the anniversary date of this Annual Meeting, then you must notify our Corporate Secretary, in writing, not earlier than the close of business on the 150th day prior to the date of the 2007 Annual Meeting of Stockholders and no later than the close of business on the later of (i) the 120th day prior to the date of the 2007 Annual Meeting of Stockholders or (ii) the 10th day following the day we make a public announcement of the date of the 2007 Annual Meeting of Stockholders. We also advise you to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
          The Chairman of the 2007 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2007 Annual Meeting of Stockholders will confer discretionary voting authority with respect to any matter presented by a stockholder at that meeting for which the Company has not been provided with timely notice.
How can I obtain the Company’s Annual Report on Form 10-K?
          Our Annual Report to Stockholders is being mailed along with this Proxy Statement. Our Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission (“SEC”), are available on our website at www.educationrealty.com or upon written request by writing to Education Realty Trust, Inc., 530 Oak Court Drive, Suite 300, Memphis, Tennessee

38117. A copy of our Annual Report on Form 10-K has also been filed with the SEC and may be accessed from the SEC’s homepage (www.sec.gov).
          Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 is to be treated as part of the proxy solicitation materials.
Who is paying for this proxy solicitation?
          We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
How many copies should I receive if I share an address with another stockholder?
          The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
          The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117, Attention: Randall H. Brown, Corporate Secretary, or by calling 901-259-2500. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.
Who should I contact if I have any questions?
          If you have any questions about the Annual Meeting, these proxy materials or your ownership of our common stock, please contact Randall H. Brown, Corporate Secretary, at 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117, or by calling 901-259-2500.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Directors and Executive Officers
          The following table sets forth information as of April 1, 2006 regarding the beneficial ownership of our common stock by:
•	each of our directors and nominees for director;

•	each of our Named Executive Officers; and

•	all directors and executive officers as a group.
          The number of shares owned and percentage ownership in the following table is based on 26,411,000 shares of common stock outstanding on April 1, 2006. Except as otherwise indicated below, the address of each executive officer and director listed below is c/o Education Realty Trust, Inc., 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117.

	Common Stock Beneficially Owned(1)
	Number of Shares		Percentage of
Name of Beneficial Owner	of Common Stock		Class
Paul O. Bower	884,604	(2)	3.25%
Randall H. Brown	84,232	(3)	*
Craig L. Cardwell	81,729	(4)	*
William W. Harris	53,832	(5)	*
Thomas J. Hickey	66,522	(6)	*
Monte J. Barrow	6,500	(7)	*
William J. Cahill, III	1,500	(7)	*
Randall L. Churchey	10,782	(7)	*
John L. Ford	1,500	(7)	*

All directors and executive officers as a group (10 persons)	1,201,201		4.38%

*	Less than 1% of the outstanding common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon the conversion of units of limited partnership interest in Education Realty Operating Partnership, LP (the “Operating Partnership”) or University Towers Operating Partnership, LP (the “University Towers Partnership”) or under derivative securities that are exercisable within 60 days after April 1, 2006, are deemed outstanding for computing the percentage ownership of the person, entity or group holding the securities but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, all persons named in the tables have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(2)	The shares shown as beneficially owned by Mr. Bower include: (i) 45,000 shares of restricted common stock that vest ratably over five years; (ii) 656,585 shares of common stock issuable upon the redemption of limited partnership units of our Operating Partnership held by Allen & O’Hara, Inc., of which Mr. Bower is the sole stockholder; (iii) 142 shares of common stock issuable upon the redemption of limited partnership units of our Operating Partnership held directly by Mr. Bower; (iv) 118,430 shares of common stock issuable upon the redemption of limited partnership units of University Towers Partnership held by Allen & O’Hara, Inc.; and (v) 63,447 shares of common stock issuable upon the redemption of limited partnership units of University Towers Partnership held directly by Mr. Bower. The shares exclude 30,000 profits interest units in Education Realty Limited Partner, LLC, which holds partnership interests in our Operating Partnership. Upon the occurrence of certain capital account equalization events, the profits interest units will become exchangeable for shares of our common stock.

(3)	The shares shown as beneficially owned by Mr. Brown include: (i) 40,000 shares of restricted common stock that vest ratably over five years and (ii) 43,832 shares of common stock issuable upon the redemption of limited partnership units of our Operating Partnership. The shares exclude 30,000 profits interest units in Education Realty Limited Partner, LLC, which holds partnership interests in our Operating Partnership. Upon the occurrence of certain capital account equalization events, the profits interest units will become exchangeable for shares of our common stock.

(4)	The shares shown as beneficially owned by Mr. Cardwell include: (i) 35,000 shares of restricted common stock that vest ratably over five years and (ii) 44,729 shares of common stock issuable upon the redemption of limited partnership units of our Operating Partnership. The shares exclude 30,000 profits interest units in Education Realty Limited Partner, LLC, which holds partnership interests in the Operating Partnership. Upon the occurrence of certain capital account equalization events, the profits interest units will become exchangeable for shares of our common stock.

(5)	The shares shown as beneficially owned by Mr. Harris include: (i) 10,000 shares of restricted common stock that vest ratably over five years and (ii) 43,832 shares of common stock issuable upon the redemption of limited partnership units of our Operating Partnership. The shares exclude 20,000 profits interest units in Education Realty Limited Partner, LLC, which holds partnership interests in the Operating Partnership. Upon the occurrence of certain capital account equalization events, the profits interest units will become exchangeable for shares of our common stock.

(6)	The shares shown as beneficially owned by Mr. Hickey include: (i) 10,000 shares of restricted common stock that vest ratably over five years; (ii) 43,832 shares of common stock issuable upon the redemption of limited partnership units of our Operating Partnership; and (iii) 12,690 shares of common stock issuable upon the redemption of limited partnership units of University Towers Partnership. The shares exclude 20,000 profits interest units in Education Realty Limited Partner, LLC, which holds partnership interests in our Operating Partnership. Upon the occurrence of certain capital account equalization events, the profits interest units will become exchangeable for shares of our common stock.

(7)	Includes 1,500 shares of restricted stock.
Beneficial Owners of More Than 5% of Common Stock
          The following table sets forth information regarding the beneficial ownership of our common stock by each person, or group of affiliated persons, who is known by us to beneficially own five percent or more of our common stock.

	Common Stock Beneficially Owned
	Number of Shares		Percentage of
Name and Address of Beneficial Owner	of Common Stock		Class
FMR Corp 82 Devonshire Street Boston, MA 02109	3,279,000	(1)	14.735%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	1,608,300	(2)	6.09%

Teachers Insurance and Annuity Association of America Teachers Advisors, Inc. TIAA-CREF Investment Management, LLC 730 Third Avenue New York, NY 10017	1,441,102	(3)	5.45%

Cohen & Steers, Inc. Cohen & Steers Capital Management, Inc. 280 Park Avenue 10th Floor New York, NY 10017	3,706,500	(4)	14.0%

(1)	The indicated ownership is based solely on an amendment to the Schedule 13G filed with the SEC by the beneficial owners on February 14, 2006, reporting beneficial ownership as of December 31, 2005. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 2,465,300 shares or 11.079% of the Company’s common stock as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 813,700 shares or 3.657% of the Company’s common stock as a result of its serving as investment manager of the institutional accounts.

(2)	The indicated ownership is based solely on the Schedule 13G filed with the SEC by the beneficial owners on February 14, 2006, reporting beneficial ownership as of December 31, 2005. Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment advisor, may be deemed to have beneficial ownership of 1,608,300 shares of the Company’s common stock . Such shares are owned by numerous investment advisory clients of Wellington Management, none of which is known to own more than 5% of the Company’s common stock. As of December 31, 2005, Wellington Management shared voting power over 711,300 shares and shared dispositive power over 1,608,300 shares of the Company’s common stock.

(3)	The indicated ownership is based solely on the Schedule 13G filed with the SEC by the beneficial owners on February 13, 2006, reporting beneficial ownership as of December 31, 2005. Teachers Insurance and Annuity Association of America (“TIAA”) presently holds 600,000 shares of the Company’s common stock for the benefit of TIAA Real Estate Account, a separate account of TIAA. In addition, TIAA, as the parent of two registered investment advisers, may be deemed to have indirect voting or investment discretion over 841,102 shares of the Company’s common stock that are beneficially owned by five registered investment companies—College Retirement Equities Fund (“CREF”), TIAA-CREF Institutional Mutual Funds (“Institutional Funds”), TIAA-CREF Mutual Funds (“Mutual Funds”), TIAA Separate Account VA-1 (“VA-1”) and TIAA-CREF Life Funds (“Life Funds”), as well as the TIAA-CREF Asset Management Commingled Funds Trust I (“TCAM Funds”)—whose investment advisers are TIAA-CREF Investment Management, LLC (in the case of CREF) and Teachers Advisors, Inc. (in the case of Institutional Funds, Mutual Funds, VA-1, Life Funds and TCAM Funds), both of which are wholly owned subsidiaries of TIAA.

(4)	The indicated ownership is based solely on an amendment to the Schedule 13G filed with the SEC by the beneficial owners on February 13, 2006, reporting beneficial ownership as of December 31, 2005. The Schedule 13G was filed jointly by Cohen & Steers, Inc. (“Cohen & Steers”) and Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act (“Capital Management”). Cohen & Steers holds a 100% interest in Capital Management.. Cohen and Steers and Capital Management possessed sole voting power over 3,570,700 shares and sole dispositive power over 3,706,500 shares of the Company’s common stock.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Exchange Act, requires our executive officers and directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish us with copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations from such executive officers, directors and stockholders with respect to the period from January 1, 2005 through December 31, 2005, we are not aware of any required Section 16(a) reports that were not filed on a timely basis, with the following exceptions:
          A Form 4 was not timely filed to report Mr. Cardwell’s acquisition of 1,000 shares of common stock on December 1, 2005, but this transaction was reported on a Form 4 filed on December 6, 2005. Mr. Bower failed to report his acquisition of 1,000 shares of common stock on January 26, 2005. This transaction was reported on a Form 4 filed April 17, 2006.
          Copies of the insider trading reports can be found on the Investor Relation’s page of our corporate website at http://www.educationrealty.com, under the category “SEC Filings.”

PROPOSAL 1
ELECTION OF DIRECTORS
Introduction
          At the Annual Meeting, five persons will be elected to serve on our Board of Directors, each for a one-year term. The terms of the directors will expire upon the election and qualification of successor directors at the 2007 annual meeting of stockholders. There are no family relationships among any of the members of our Board of Directors.
          Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may select. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.
Nominees
          Paul O. Bower, age 63, has served as Chairman of our Board of Directors since July 2004. He is also our Chief Executive Officer and President. Mr. Bower joined our predecessor, Allen & O’Hara, Inc. (“Allen & O’Hara”), in July 1969, and from 1969 to 1977, he served as Assistant General Manager of Granville Towers (University of North Carolina), General Manager of The Towers (University of Wisconsin) and Summit Hall (West Virginia University), and Regional Director and Branch Manager of Allen & O’Hara’s student housing/foodservice group. In 1977, Mr. Bower was promoted to Vice President of the student housing group of Allen & O’Hara’s Management Services department, and he became Senior Vice President of that department in 1979. In 1994, Mr. Bower was named Senior Vice President of Management Contract Development, and in 1997 he was named Executive Vice President of Development. In January 1998, he became President and Chief Executive Officer of Allen & O’Hara. Mr. Bower holds the Certified Property Manager designation conferred by the Institute of Real Estate Management (IREM) and is a member of the Memphis Board of Realtors and the Association of College and University Housing Officers – International.
          Monte J. Barrow, age 61, has served as a member of our Board of Directors since January 2005. From February 1982 until August 2002, Mr. Barrow served as the Chief Financial Officer and Senior Vice President of MS Carriers, Inc., a publicly-traded trucking transportation company (NASDAQ: MSCA). While serving as Chief Financial Officer of MS Carriers, Mr. Barrow was responsible for the accounting, financial, human resources and information technology departments of the company. Mr. Barrow retired in August 2002, following the sale of MS Carriers to Swift Transportation Company, Inc. Since February 2003, Mr. Barrow has been self-employed as the owner and operator of two privately-held businesses.
          William J. Cahill, III, age 60, has served as a member of our Board of Directors since January 2005. Mr. Cahill has served as the Corporate Vice President of Human Resources of FedEx Corporation (NYSE: FDX) since June 2004 and served as Vice President of Human Resources of FedEx Corporation from February 1998 until June 2004. He has been with FedEx since December 1979. In his current role, Mr. Cahill is responsible for executive compensation, succession planning, healthcare strategy, retirement investment, employment, legal compliance and other human resources functions at FedEx Corporation.
          Randall L. Churchey, age 45, has served as a member of our Board of Directors since January 2005. Mr. Churchey became the President and Chief Executive Officer of Golden Gate National Senior Care (the successor to Beverly Enterprises), effective March 15, 2006. Golden Gate National Senior Care is the second largest long-term care company in the United States. Mr. Churchey also serves as Chief Executive Officer of Encore Real Estate Company, LLC, a hotel construction and management company that currently owns and manages one hotel. Mr. Churchey served as President and Chief Operating Officer of RFS Hotel Investors, Inc., a publicly-traded hotel REIT (NYSE: RFS), from November 1999 until its sale in July 2003. From 1997 to 1999, he served as Senior Vice President and Chief Financial Officer of FelCor Lodging Trust, Inc., a publicly-traded hotel REIT (NYSE: FCH). From 1982 until 1997, Mr. Churchey held various positions in the audit practice of Coopers & Lybrand, LLP, where he most recently served as a Partner and as Chair of the firm’s Hospitality and Real Estate practice for the southwestern United States. Mr. Churchey is currently a private investor and serves on the board of trustees and as the audit committee chairperson for Innkeepers USA Trust, a publicly-traded REIT (NYSE: KPA), and for Great Wolf Resorts, Inc., a publicly-traded owner and operator of resorts (NASDAQ: WOLF). Mr. Churchey is a Certified Public Accountant
          John L. Ford, age 60, has served as a member of our Board of Directors since January 2005. Dr. Ford has served as the Senior Vice President and Dean of Campus Life for Emory University since January 2001. In this role, Dr. Ford oversees a department of approximately 350 employees with an annual budget of $43 million. From September 1992 through December 2000, he served as Dean of Students at Cornell University. In both this and his current position, Dr. Ford leads and oversees student life outside of the classroom.
          The Board of Directors recommends a vote FOR each nominee named above.
EXECUTIVE OFFICERS
          In addition to Paul O. Bower, the following individuals serve as our executive officers and other key employees:
          Randall H. Brown, age 48, is our Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Brown joined Allen & O’Hara as its Chief Financial Officer, Treasurer and Secretary in June 1999. Prior to joining Allen & O’Hara, Mr. Brown served as director of corporate finance for Promus Hotel Corporation (now part of Hilton Hotels Corporation). Prior to his promotion to director of corporate finance, Mr. Brown served as manager of capital analysis and planning for Promus. Mr. Brown began his career at PriceWaterhouse and also held various financial and accounting positions at Holiday Inns, Inc. and International Paper Company. Mr. Brown is a Certified Public Accountant (inactive), and is a member of the American Institute of Certified Public Accountants.
          Craig L. Cardwell, age 56, is our Executive Vice President and Chief Investment Officer. Mr. Cardwell joined Allen & O’Hara in 1971 and managed food service operations at residence halls located in California and Georgia through 1976. From 1977 to 1980, he served as General Manager of the Castilian (University of Texas). In 1980, Mr. Cardwell was promoted to Regional Director of Student Housing, and in 1984, he became Regional Director of Apartments. Commencing in 1993, Mr. Cardwell was responsible for the regional directorship of both student housing and apartments for Allen & O’Hara, and in 1998, Mr. Cardwell became Allen & O’Hara’s Vice President of Acquisitions. Mr. Cardwell is a member of the Memphis Chapter of the IREM. He formerly served as a member, board member, and president of the IREM’s Memphis chapter. He currently serves as a governing counselor of the IREM and holds its Certified Property Manager designation. Mr. Cardwell was also founding director of the VECA community development corporation, a corporation founded to redevelop inner-city residential housing.
          William W. Harris, age 60, is our Senior Vice President of Development and President of Allen & O’Hara Development Company, LLC, which is our development company. Mr. Harris joined Allen & O’Hara in 1982 and became its Vice President of Development in January 1986. Mr. Harris has over 25 years of experience in development, appraisal, consulting and mortgage finance. Prior to joining Allen & O’Hara, Mr. Harris served as Head of Development, Vice President of Real Estate Services for McAllister Associates, Inc. and Vice President of Gates Mortgage & Equity. Mr. Harris holds the MAI designation, the highest award granted by the Appraisal Institute, and has served as president of the Memphis Chapter of that organization. Mr. Harris is also a member of Lambda Alpha International, an honorary land economics society.
          Thomas J. Hickey, age 59, is our Senior Vice President of Operations. Mr. Hickey joined Allen & O’Hara in 1972 and has served as Assistant General Manager at Granville Towers (University of North Carolina), General Manager at Osceola Hall (Florida State University), General Manager of Fontana Hall (University of South Florida), and Regional Director of the housing/foodservice group of the management services department. Mr. Hickey was promoted to Vice President of the apartment group in 1983, Vice President of Operations in 1984 and he assumed responsibilities relating to Vice President of Management Services in 1988. Mr. Hickey is both a current member and past president of the Memphis chapter of the IREM. He also holds the Certified Property Manager designation conferred by the IREM and was chairman of the board of directors of the Diocese of Memphis Housing Corporation.
          J. Drew Koester, age 35, is our Vice President and Chief Accounting Officer. Mr. Koester joined Allen & O’Hara in September 2004. From January 1999 until September 2004, Mr. Koester served as Vice President of Finance for TruGreen Companies, LLC, a division of The ServiceMaster Company. From August 1998 until January 1999, Mr. Koester was a financial analyst at The ServiceMaster Company. Mr. Koester began his career at Deloitte & Touche LLP, and was a Financial Reporting Manager for Continental PET Technologies prior to joining The ServiceMaster Company. Mr. Koester is a Certified Public Accountant (inactive).
Key Employees
          Thomas Trubiana, age 54, has served as Senior Vice President of Development of our development company, Allen & O’Hara Development Company, LLC, since February 2005. He served as a financial advisor to Eagle Strategies Corporation from June 2004 until joining us in February 2005. Mr. Trubiana served as President of American Campus Communities, Inc. from July 1997 until October 2003. Prior to serving as President of American Campus Communities, Mr. Trubiana served as Senior Vice President of Management Services for Cardinal/Lexford Realty Services. Mr. Trubiana began his career as a resident assistant at Allen & O’Hara in 1972, and was promoted to general manager, regional manager and finally director of development, before leaving Allen & O’Hara in 1987.
          Wallace L. Wilcox, age 57, is our Vice President of Construction and Engineering. Mr. Wilcox joined Allen & O’Hara in 1980 and has served in various capacities in the areas of project management, maintenance and engineering. He became Vice President of Construction and Engineering for Allen & O’Hara in May 2000. For the past 25 years, Mr. Wilcox has supervised the consummation and development of student housing communities as well as hotels, office buildings and churches.
          Susan B. Arrison, age 56, is our Vice President of Human Resources. Ms. Arrison joined Allen & O’Hara as Vice President of Human Resources in 1980. In 1988, she became Vice President of Employment/ Employee Relations at National Bank of Commerce, and she served in that capacity for over eight years. In January 1996, Ms. Arrison returned to her role as Vice President of Human Resources at Allen & O’Hara. Ms. Arrison is a member of the Society of Human Resource Management.

CORPORATE GOVERNANCE
Director Independence
          As required under the New York Stock Exchange (“NYSE”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Consistent with the requirements of the SEC, the NYSE, our Corporate Governance Guidelines and general corporate “best practices” proposals, our Board of Directors reviews all relevant transactions or relationships between each director, and the Company, senior management and our independent registered public accounting firm. During this review, the Board considers whether there are any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates. The Board consults with the Company’s corporate counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent.”
          As a result of this review, our Board of Directors affirmatively determined that the following four of our five directors are independent within the meaning of the applicable NYSE listing standards and our Corporate Governance Guidelines: Messrs. Barrow, Cahill and Churchey and Dr. Ford. Mr. Bower, our President and Chief Executive Officer, is not “independent” within the meaning of the NYSE listing standards.
          In determining that each of the non-management directors is independent, the Board considered the following relationship, which it determined was immaterial to the director’s independence: Mr. Cahill is a Corporate Vice President of Human Resources of FedEx Corporation. In the normal course of business, we use FedEx as an overnight courier. The Board of Directors concluded that this relationship is not material and does not otherwise impair, or appear to impair, Mr. Cahill’s independent judgment, and therefore does not prevent him from being independent.
Board and Committee Meetings; Attendance
          The Company encourages, but does not require its directors to attend annual meetings of stockholders. All of the directors attended the 2005 Annual Meeting of Stockholders. For 2005, the average aggregate Board and committee meeting attendance for all current directors was approximately 94%, with each director attending at least 75% of the aggregate of all meetings of the Board and any committees on which he served. In 2005, the Board of Directors held 3 meetings; the Audit Committee held 6 meetings (including telephonic meetings); the Compensation Committee held 3 meetings; and the Nominating and Corporate Governance Committee held 3 meetings. In addition, our independent directors conduct regularly scheduled meetings without the presence of non-independent directors or management. Mr. Barrow serves as chairman for executive sessions of the independent directors and presides over these meetings.
Board Compensation
          Non-employee members of the Board of Directors receive an annual fee of $15,000, which is payable quarterly. All non-employee members of the Board of Directors receive a fee of $1,000 for each board meeting attended in person and $500 for each board meeting attended by telephone conference or similar communications equipment. Independent directors receive a fee of $750 for each committee meeting attended, except that committee chairmen receive an additional $500 for attendance at each meeting of the committee for which they serve as chair. In January 2005, we issued an initial grant of restricted stock to each of our independent directors representing 1,000 shares of our common stock, which vested 180 days following the grant date. We will issue annual grants of restricted stock to each of our independent directors representing 500 shares of our common stock, which will be fully vested on the grant date. We reimburse our independent directors for all reasonable expenses incurred in connection with their service on the Board of Directors. Directors who are employees of our Company or our subsidiaries will not receive compensation for their services as directors.

Board Committees
          In January 2005, the Board of Directors established three permanent committees that have certain responsibilities for our governance and management. These committees are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board of Directors has adopted charters for the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, which can be found on our website at www.educationrealty.com. The Company will also provide a copy of these documents to any person, upon request, by writing to the Company at Education Realty Trust, Inc., Investor Relations Manager, 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117.
          The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NYSE applicable to members of the Audit Committee, as well as the Audit Committee independence standards established by the SEC. Further, the Board of Directors has determined that Mr. Churchey is an “audit committee financial expert,” as defined by the rules of the SEC. In addition, the Board of Directors has determined that all members of the Compensation Committee and the Nominating and Corporate Governance Committee meet the independence requirements of the NYSE.
          The current membership of and information about each of our Board committees is shown below.

Committee and	Committee Functions

Current Members
Audit Committee	•	appoints our independent registered public accounting firm, oversees their work, reviews the scope of the audit to be conducted by them, as well as the results of their audit;

Current Members: Mr. Churchey (Chairman) Mr. Barrow Mr. Cahill	•	reviews the scope of our internal system of controls, appraises our financial reporting activities (including our proxy statement and annual report) and the accounting standards and principles followed;

	•	reviews and discusses with management and the independent registered public accounting firm various topics and events that may have significant financial impact on our business, and it reviews and discusses with management major financial risk exposure and steps that management has taken to monitor and control such exposure; and

	•	reviews the adequacy and effectiveness of our internal controls, internal audit procedures and disclosure controls and procedures, as well as our management’s reports thereon.

Nominating and Corporate Governance Committee	•	identifies, screens and recommends outstanding individuals who qualify to serve as members of the Board of Directors and recommends to the Board of Directors the director nominees for election by our stockholders at each annual stockholder meeting;

Current Members: Dr. Ford (Chairman) Mr. Barrow Mr. Churchey	•	reviews and makes recommendations to the Board of Directors regarding our corporate governance principles, including the structure, composition and functioning of the Board of Directors and all committees of the Board, the delegation of authority to management, oversight by the Board of management actions and reporting duties of management; and

	•	reviews procedures for meetings of the Board of Directors, including the appropriateness and adequacy of the information supplied to directors prior to and during Board meetings.

Compensation Committee	•	approves the compensation and benefits for our executive officers;

Current Members: Mr. Cahill (Chairman) Mr. Barrow Dr. Ford	•	reviews general policies relating to compensation and benefits of our employees; and

	•	directs our 2004 Incentive Plan.
Board Membership Criteria and Selection of New Director Candidates
          The Board has delegated to the Nominating and Governance Committee the responsibility for reviewing and recommending nominees for membership on the Board. In its review, the Committee considers factors such as values and disciplines, ethical standards, age, diversity, background and skills, all in the context of an assessment of the perceived needs of the Board at that point in time. Other characteristics, including but not limited to, the director nominee’s material relationships with the Company, time availability, service on other boards of directors and their committees, or any other characteristics which may prove relevant at any given time as determined by the Nominating and Corporate Governance Committee shall be reviewed for purposes of determining a director nominee’s qualification.
          Candidates for director nominees are evaluated by the Nominating and Corporate Governance Committee in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations, our Corporate Governance Guidelines and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee meet to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.
Nominations by Stockholders
          In accordance with the provisions of our Bylaws, stockholders may directly nominate prospective director candidates by delivering to our Corporate Secretary certain information about the nominee. For deadlines on submitting proposals for the 2007 Annual Meeting of Stockholders, see the section in this Proxy statement entitled “Additional Information —How and when may I submit a stockholder proposal for the Company’s 2007 Annual Meeting?” above. The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to consideration of any director candidate nominated by stockholders. The Nominating Committee believes that such a policy is not necessary or appropriate because of the stockholders’ ability to directly nominate director candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not.

Code of Ethics and Corporate Governance Guidelines
          Our Board of Directors has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that is applicable to all members of our Board of Directors, our executive officers and our employees. We have posted these documents in the Corporate Governance section of our website at www.educationrealty.com. The Company will provide a copy of these documents to any person, without charge, upon request, by writing to the Company at Education Realty Trust, Inc., Investor Relations Manager, 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117. Any waiver of the Code of Business Conduct and Ethics for an executive officer or director will be promptly disclosed to stockholders in any manner that is acceptable under the NYSE listing standards, including but not limited to distribution of a press release, disclosure on our web site, or disclosure on Form 8-K. We intend to satisfy our disclosure obligations under Item 5.05 of Form 8-K related to amendments or waivers of the Code of Ethics for Senior Financial Officers by posting such information on the Company’s web site.
Communications with the Board
          We have established procedures for stockholders or other interested parties to communicate directly with the independent and non-management members of our Board of Directors. Such parties can contact the Board by mail at: Education Realty Trust, Inc. Board of Directors, 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117. All communications made by this means will be received directly by the chairman of the Audit Committee. Employees and others who wish to contact the Board or any member of the Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters, may do so anonymously by using this address.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth certain summary information for the year 2005 with respect to the compensation awarded to, earned by, or paid to our Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000. We refer to these executive officers in this proxy statement as the “Named Executive Officers.” We commenced operations in January 2005 and did not pay executive compensation prior to that date.

				Long Term
				Compensation
		Annual Compensation		Restricted Stock	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Compensation(2)
Paul O. Bower
Chairman, Chief Executive Officer and President	2005	$275,000	-0-	$755,550	$491,677

Randall H. Brown
Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2005	$206,250	-0-	$671,600	$493,823

Craig L. Cardwell
Executive Vice President and Chief Investment Officer	2005	$160,417	-0-	$587,650	$487,256

William W. Harris
Senior Vice President of Development	2005	$128,333	$71,336	$167,900	$322,654

Thomas J. Hickey
Senior Vice President of Operations	2005	$137,500	$29,063	$167,900	$332,334

(1)	Represents the value, as of January 31, 2005, the date of grant, of restricted stock awards to the Named Executive Officers. Each restricted stock award vests ratably over five years from the grant date. Dividends on restricted stock awards are paid at the same rate and time as paid to holders of our common stock. The number and value of the aggregate restricted stock, based on the closing market price of the common stock on December 30, 2005 of $12.89, are as follows:

	Number of
Name	Shares	Value
Paul O. Bower	45,000	$580,050
Randall H. Brown	40,000	$515,600
Craig L. Cardwell	35,000	$451,150
William W. Harris	10,000	$128,900
Thomas J. Hickey	10,000	$128,900

(2)	The amounts reported under All Other Compensation are comprised of the following:

	Profits	Matching	Premiums Paid for	Group
	Interest	Contributions	Group Health and	Disability
Name	Units*	to 401(k) Plan	Term Life Insurance	Insurance
Paul O. Bower	$480,000	—	$10,178	$1,499
Randall H. Brown	$480,000	$1,856	$10,467	$1,499
Craig L. Cardwell	$480,000	$1,444	$4,313	$1,499
William W. Harris	$320,000	$1,155	—	$1,499
Thomas J. Hickey	$320,000	$1,238	$9,598	$1,499

* Reflects profits interest units granted on January 31, 2005 in connection with our initial public offering. See the discussion of “Profits Interests Units” below.
Profits Interest Units
     Profits Interest Units (“PIUs”) are units in a limited liability company (the “LLC”) controlled by us that holds a special class of partnership interests in our Operating Partnership. Each PIU awarded is deemed equivalent to an award of one share of common stock under the 2004 Plan, reducing availability for other equity awards on a one-for-one basis. PIUs, whether vested or not, receive the same quarterly per unit distributions as one common unit of our Operating Partnership. This treatment with respect to quarterly distributions is similar to the treatment of restricted stock awards and restricted stock units.
     PIUs will not initially have full parity with common units of our Operating Partnership with respect to liquidating distributions. Upon the occurrence of specified capital equalization events, PIUs may, over time, achieve full or partial parity with common units of our Operating Partnership for all purposes, and could accrete to an economic value equivalent to our common stock on a one-for-one basis. If such parity is reached, vested PIUs may be exchanged into an equal number of our shares of common stock at any time. However, there are circumstances under which full parity would not be reached. Until such parity is reached, the value that may be realized for vested PIUs will be less than the value of an equal number of shares of our common stock, if there is any value at all.
     Holders of the PIUs are entitled to customary registration rights, including demand and piggyback registration rights, with respect to the shares of common stock that may be received by the PIU holders upon a conversion and/or exchange of the PIUs in accordance with the terms of the partnership agreement. The Company will bear all fees, costs and expenses of such registrations, other than underwriting discounts and commissions.
     The grant or vesting of PIUs is not expected to be a taxable transaction to recipients. Therefore, a recipient who wishes to hold incentive equity awards for the long term may be able to do so more efficiently with PIUs and ultimately enjoy a greater after-tax return when disposing of them. Conversely, the Company will not receive any tax deduction for compensation expense from the grant of PIUs.
Option Grants During 2005
     There were no option grants or grants of other forms of equity-based awards made by the Company during the fiscal year ended December 31, 2005.
Aggregated Option Exercises in 2005 and 2005 Year-End Values
     There were no options or share appreciation rights exercised during the fiscal year 2005 or outstanding at December 31, 2005.
Employment Agreements
     We have entered into employment agreements, effective as January 31, 2005, with each of our Named Executive Officers. The employment agreements provide for Mr. Bower to serve as our Chief Executive Officer and

President, Mr. Brown to serve as our Executive Vice President and Chief Financial Officer, Mr. Cardwell to serve as our Executive Vice President and Chief Investment Officer, Mr. Harris to serve as our Senior Vice President of Development and Mr. Hickey to serve as our Senior Vice President of Operations. These employment agreements each require Messrs. Bower, Brown, Cardwell, Harris and Hickey, as applicable, to devote substantially full-time attention and business time to our affairs. Each of the employment agreements provide for a three-year term, expiring on January 31, 2008, and automatically extends for additional one-year periods unless either party terminates the agreement by providing prior written notice to the other party not later than 60 days prior to the expiration thereof.
     The employment agreements provide for:
•	an annual base salary of $300,000, $225,000, $175,000, $140,000 and $150,000 for Messrs. Bower, Brown, Cardwell, Harris and Hickey, respectively, subject in each case to an annual increase in accordance with our normal executive compensation practices as approved annually by our Board of Directors;

•	eligibility for annual cash performance bonuses of up to 100% of base salary for Messrs. Bower, Brown and Cardwell and up to 50% of base salary for Messrs. Harris and Hickey, with the actual award amounts determined by our Board of Directors in accordance with the terms of a bonus plan adopted by the Board of Directors and on the same basis as our other executives (with appropriate adjustments due to title and salary); and

•	participation in other employee benefit plans available to all employees.
     Under the terms of their respective employment agreements, on January 31, 2005, Messrs. Bower, Brown, Cardwell, Harris and Hickey were granted 45,000 shares, 40,000 shares, 35,000 shares, 10,000 shares and 10,000 shares, respectively, of restricted stock vesting ratably over five years worth, in the aggregate, $2,240,000 valued at the $16.00 per share initial public offering price of our common stock. In addition, also on January 31, 2005, Messrs. Bower, Brown and Cardwell each received 30,000 profits interest units and Messrs. Harris and Hickey each received 20,000 profits interest units (representing an aggregate 0.59% interest in our Operating Partnership and worth an aggregate of $2,080,000 valued at the $16.00 per share initial public offering price of our common stock), which were immediately vested.
Termination of Employment Agreements
     These employment agreements permit us to terminate the executive’s employment for or without cause. Cause is generally defined to mean:
•	the executive’s insubordination or breach of his employment agreement;

•	the executive’s dishonesty, fraud, malfeasance, negligence or misconduct or any act or omission by the executive which injures, or is likely to injure, us or our business reputation;

•	the executive’s failure to (i) satisfactorily perform the executive’s duties under his employment agreement, (ii) follow the direction of any individual to whom the executive reports, (iii) abide by our policies, procedures and rules or (iv) abide by laws applicable to the executive in the executive’s capacity as our employee, executive or officer;

•	the executive’s arrest, indictment for, conviction of, or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude;

•	the executive’s resignation unless such resignation is based upon good reason; or

•	the executive’s refusal to perform duties unless such refusal is based upon good reason.
     If the executive’s employment is terminated by us for cause upon the action of our Board of Directors, the executive shall be entitled only to his salary earned through the date of termination.
     Each employment agreement provides that, if the respective executive’s employment is terminated by us without cause or by the executive for good reason, as described below, prior to a change in control, the executive will be entitled to continue to receive his base salary for the greater of one year or the remaining term of his employment agreement for Mr. Bower, for the greater of one year or the remaining term of his employment agreement minus twelve months for Messrs. Brown and Cardwell and for one year for Messrs. Harris and Hickey. In addition, the executive will receive all accrued but unpaid salary and bonus through the termination date, and we will pay premiums for COBRA continuation coverage for the executive and eligible dependents for a period of up to 18 months.
     Each employment agreement further provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason, as described below, within twelve months after a change of control, then the executive will receive a termination payment equal to three times base salary and average bonus for the past two years for Mr. Bower, two times base salary and average bonus for the past two years for Messrs. Brown and Cardwell, and then-current base salary for Messrs. Harris and Hickey. In addition, the executive will receive all accrued but unpaid salary and bonus through the termination date, and we or our successor will pay premiums for COBRA continuation coverage for the executive and eligible dependents for a period of up to 18 months. In general terms, a change of control occurs under the following circumstances: (i) the sale, transfer or other disposition of 80% or more of the aggregate value of our assets, or (ii) a sale of 50% or more of our then-outstanding voting stock in a single transaction or a series of related transactions.
Change of Control
     In addition, either prior to or after a change in control of our Company, each executive has the right under his employment agreement to resign for “good reason” under the following circumstances: (i) we materially reduce the executive’s current title, duties or responsibilities; (ii) the executive provides us with written notice of such action and provides us with a 30-day cure period to remedy such action; (iii) we fail to remedy such action within the cure period; and (iv) the executive resigns within ten days of the expiration of the cure period.
Non-Compete Agreements
     Each employment agreement provides that the executive agrees not to compete with us, individually or on behalf of any person or entity engaged in the business of owning and managing off-campus student housing communities, providing third-party management services for student housing communities and providing third-party development consulting services for student housing communities, within the territory specified in the agreement. The duration of these restrictions is three years following termination of employment for Mr. Bower, two years following termination of employment for Messrs. Brown and Cardwell and one year following termination of employment for Messrs. Harris and Hickey. The executive also agrees that he will not, during such respective period, directly or indirectly, solicit any of our customers for the purpose of providing any goods or services competitive with us within the specified territory, and not to, directly or indirectly, solicit, recruit or induce any of our employees to terminate their relationship with us or work for any other person or entity competitive with us. The executive also agrees not to use or disclose any of our trade secrets for so long as the information constitutes a trade secret and not to use or disclose any of our confidential information.
2004 Incentive Plan
     The Education Realty Trust, Inc. 2004 Incentive Plan (the “2004 Plan”) was adopted by our Board of Directors and approved by our sole stockholder effective on January 31, 2005. The 2004 Plan provides for the grant of stock options, restricted stock units, restricted stock, stock appreciation rights, other stock-based incentive awards and profits interest units to our employees, directors and other key persons providing services to us and our subsidiaries. The 2004 Plan initially reserved 800,000 shares of our common stock for issuance pursuant to the 2004 Plan, which amount may be increased annually on January 1st of each year so that the total number of shares reserved under the 2004 Plan is equal to 4% of the aggregate number of shares outstanding on the last day of the preceding fiscal year; provided that such annual increase generally may not exceed 80,000 shares. The number of shares reserved under the 2004 Plan is also subject to any adjustments for changes in our capital structure, including share splits, dividends and recapitalizations.
     In the event of any “change of control” of our Company (as defined in the 2004 Plan), including certain mergers, consolidations, divisions, business combinations and the sale of all or substantially all of our assets, our Compensation Committee may, in its discretion, provide that all outstanding non-vested options, stock appreciation rights or restricted stock units will terminate as of the consummation of such change of control. The Compensation

Committee also may accelerate the exercisability of, or cause all vesting restrictions to lapse on, all outstanding options, stock appreciation rights or restricted stock units to a date within the 30-day period prior to the date of such change of control and/or may provide that holders of options, stock appreciation rights or restricted stock units will receive a payment in respect of cancellation of their awards based on the amount, if any, by which the per share consideration being paid for our common stock in connection with such corporate event exceeds the applicable exercise price. In addition, our Compensation Committee may, in its discretion, provide that all outstanding awards will vest upon any change of control of our Company.
401(k) Plan
     We maintain a retirement and deferred savings plan for our employees (the “Plan”). The retirement and deferred savings plan is intended to qualify as a tax-qualified plan under Section 401 of the Code. The retirement and deferred savings plan provides that each participant may contribute, up to a statutory limit, which for most employees in 2006 is $15,000. Employees are eligible to participate in the Plan on the first day of the next calendar quarter following six months of service and reaching 21 years of age. Additionally, the Company will provide a matching contribution of 50%, upon eligible employees’ contributions up to the first 3% of compensation. Employees vest in the matching contribution over a 3-year period.
Limitation of Liability and Indemnification of Officers and Directors
     Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. In addition, we have entered into indemnification agreements with each of our executive officers and directors.
     Maryland law also requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Corporations are permitted to indemnify their present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
     A Maryland corporation may not, and we will not, indemnify a director or officer for an adverse judgment in a suit by or in right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to, and we will, advance reasonable expenses to a director or officer upon receipt of:
•	a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

     Our Bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.
     Our Bylaws also obligate us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any person who served as an employee or agent of us or our predecessor.
     The partnership agreements of our Operating Partnership and University Towers Partnership provide that we, as general partner of our Operating Partnership and University Towers Partnership, and our officers and directors are indemnified to the fullest extent permitted by law.
     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), the SEC has indicated that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Compensation Committee Interlocks and Insider Participation
     The following non-employee directors are the current members of the Compensation Committee of the Board of Directors: Messrs. Barrow and Cahill and Dr. Ford. During 2005, none of the Company’s executive officers served as a director or member of the Compensation Committee or any other entity whose executive officers served on the Company’s Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT
     Generally, the Compensation Committee of the Board of Directors (the “Compensation Committee”) establishes, oversees and directs the Company’s executive compensation policies and programs, directs the Company’s 2004 Incentive Plan and seeks to ensure that the Company’s executive compensation philosophy is consistent with the Company’s best interests. The Compensation Committee currently is composed of three independent directors, Messrs. Cahill (Chairman), Barrow and Dr. Ford. Prior to completion of the Company’s initial public offering (“IPO”) in January 2005, the Company had no operations and, therefore, did not have a Compensation Committee or make payments to its executive officers.
Compensation Philosophy
     The Compensation Committee believes that a well-designed compensation program should align the goals of the stockholders with the goals of the executive, and that a significant part of an executive’s compensation, over the long term, should be dependent upon the value created for stockholders. Executives should be held accountable through their compensation for the performance of the Company, and compensation levels also should reflect the executive’s individual performance in an effort to encourage individual contributions to the Company’s performance. The compensation philosophy is designed to motivate executives to focus on operating results and create long-term stockholder value by:
•	establishing a plan that attracts, retains and motivates executives through compensation that is competitive with other publicly-traded real estate investment trusts (“REITs”) of similar size;

•	linking a portion of the executives’ compensation to the achievement of the Company’s business plan by using measurements of the Company’s operating results and stockholder return; and

•	building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.
     The Compensation Committee believes that each of the above factors is important when determining compensation levels. In connection with the Company’s IPO, the Company entered into employment agreements with its top 5 executive officers, Messrs. Bower, Brown, Cardwell, Harris and Hickey. The material terms of each employment agreement were approved by the managing underwriters in connection with the Company’s IPO. A description of the employment agreements is set forth under the section of this Proxy Statement titled “Executive Compensation-Employment Agreements.” Set forth below is a discussion of the compensation philosophy utilized to design appropriate forms of compensation under these employment agreements.
Types of Compensation
     The executive compensation policies adopted by the Compensation Committee will be structured to provide short- and long-term incentives for executive performance that promote continuing improvements in the Company’s financial results and returns to stockholders. The executive compensation system consists of three elements: (i) base salary; (ii) annual bonus; and (iii) long-term compensation, which may include grants of restricted shares or profit interest units (PIUs). The Compensation Committee does not allocate a fixed percentage of compensation to these elements.
     Base salaries. Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company’s long-term success, the Compensation Committee has determined that the base salaries of executive officers should approximate the average of those of executives of other equity REITs that compete with the Company for employees, investors and business. The Compensation Committee also takes into account the executive officers’ performance and tenure and the Company’s performance relative to similar size companies within the REIT sector. Base salaries and bonus compensation for our senior executives are set by the Compensation Committee after considering recommendations by management and factors such as the nature and responsibilities of each executive’s position, the executive’s experience, the achievement of corporate goals, the achievement of individual goals and competitive industry compensation. These employment agreements and the 2005 base salaries were approved and ratified by the Compensation Committee. Under the terms of the Company’s employment agreements, any increase in the base salaries for each executive officer will be determined by the Compensation Committee. In addition, the Compensation Committee may increase base salaries for all executive officers based on a review of base salaries for executive officers at comparable REITs with similar market size as well as based on the executive’s performance during the prior fiscal year and the Company’s operating results and financial performance. The Compensation Committee has the authority to engage its own independent compensation consultant to assist in the determination of appropriate levels of compensation for executive officers.
     Annual Incentive Cash Bonus. The Company’s philosophy of awarding annual cash incentive awards is designed to relate the executive’s pay to the Company’s performance and to reward individual contributions to the Company’s performance. The Compensation Committee believes that in order to motivate key executives to achieve annual strategic business goals, executives should receive annual incentive cash bonuses for their contributions in achieving these goals. Pursuant to their employment agreements, each executive officer is eligibility for annual cash performance bonuses of up to 100% of base salary for Messrs. Bower, Brown and Cardwell and up to 50% of base salary for Messrs. Harris and Hickey, with the actual award amounts determined by our Board of Directors in accordance with the terms of a bonus plan adopted by the Board of Directors and on the same basis as our other executives (with appropriate adjustments due to title and salary). The performance criterion for the attainment of corporate goals for all executive officers of the Company is pre tax net operating income. The individual performance goals with respect to each executive officer consist of a number of defined responsibilities and business objectives tailored to his position within the Company.
     In 2005 no bonus was paid out to Mr. Bower related to corporate goals because the pre tax net operating income criterion was not met. In 2005 no bonus was paid to other named executive officers related to corporate goals because the pre tax net operating income criterion was not met.
     Actual bonuses for 2006 will be determined by the Compensation Committee based on the satisfaction of the corporate and individual performance goals as described above, and paid in an amount equal to a percentage of the executive officer’s base salary based on threshold, target and superior levels for each individual as approved by the committee. The Compensation Committee believes that the Company’s annual incentive bonus policies for executive officers provide a compensation package that is competitive with comparable equity REITs of similar size.
     Long-Term Compensation. Because today’s business decisions affect the Company over a number of years, long-term incentive awards are tied to the Company’s performance and the long-term value of its shares. Grants of restricted shares and PIUs are an important part of the Company’s long-term compensation plan. Restricted stock and PIUs granted in 2005 were made to retain talented executives who are critical to the Company’s long-term success. No restricted stock or PIUs will be granted to executive officers in 2006 based on the Company’s operating performance in 2005.
     The Compensation Committee will, in the future, continue to grant restricted shares or other equity-based awards under the Company’s 2004 Incentive Plan. The exact number and form of equity-based awards to be granted to executive officers and other employees is expected to vary depending on the position and salary of the employee and the Company’s success in delivering annual total stockholder returns that meet targets established by the Compensation Committee. Any equity-based awards granted by the Company to executive officers and other key employees are expected to be designed to link compensation to the Company’s long-term common stock performance and to vest over a period of time, such that the awards will encourage the employees to remain with the Company.
The Compensation Committee’s Conclusion
     In terms of analyzing total compensation of executive officers, the Compensation Committee considered the fact that executive officers received additional benefits in connection with the Company’s IPO, including Operating Partnership units received by the executive officers upon completion of the IPO. See the section of this Proxy Statement titled “Certain Relationships and Related Transactions.” The Compensation Committee has reviewed all components of the chief executive officer’s compensation, including salary, bonus, equity and long-term incentive compensation, and discussed the actual projected payout obligations under the severance and change-in-control provisions under the Company’s employment agreement with Mr. Bower. The Compensation Committee has reviewed all components of the other executive officers’ compensation, including salary, bonus, equity and long term incentive compensation, and discussed the actual projected payout obligations under the severance and change-in-

control provisions under the Company’s employment agreements with Messrs Brown, Cardwell, Harris and Hickey. Based on this review, the Compensation Committee finds that the executive officers’ total compensation in the aggregate for 2005 was reasonable.
Tax Deductibility of Executive Compensation
     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to any named executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. Our Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing executives with appropriate rewards for their performance.
     Submitted by the Compensation Committee of the Board of Directors:
William J. Cahill, III (Chairman)
Monte J. Barrow
John L. Ford

PERFORMANCE GRAPH
     Prior to January 26, 2005, the Company’s common stock was not publicly traded and there was no public market for its securities. The following performance graph below compares the cumulative total return of the Company’s common stock with that of the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and the Morgan Stanley REIT Index from January 26, 2005 (the date the Company’s shares of common stock began to trade publicly) through December 31, 2005. The performance graph assumes that a stockholder invested $100 at the close of market on January 26, 2005 in shares of the Company’s common stock and $100 invested at that same time in each of the indexes. The comparisons in this graph are provided in accordance with SEC disclosure requirements and are not intended to forecast or be indicative of the future performance of our common shares.
COMPARISON OF 11 MONTH CUMULATIVE TOTAL RETURN*
AMONG EDUCATION REALTY TRUST, THE S & P 500 INDEX
AND THE MORGAN STANLEY REIT INDEX
* $100 invested on 1/26/05 in stock or on 12/31/04 in index-including reinvestment of dividends. Fiscal year ending December 31.
Copyright © 2006, Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm
Cumulative Total Return

	1/26/05	2/05	3/05	4/05	5/05	6/05	7/05	8/05	9/05	10/05	11/05	12/05
Education Realty Trust	100	102.74	101.09	98.42	105.62	112.57	123.95	115.32	104.38	98.81	79.62	82.17
S & P 500	100	99.62	97.85	96.00	99.05	99.19	102.88	101.94	102.77	101.05	104.88	104.91
Morgan Stanley REIT	100	95.08	93.40	98.46	102.16	107.09	113.98	111.00	110.74	107.34	112.05	112.55
The material in this section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Benefits Received by our Executive Officers in our Formation Transactions
     Each of our Named Executive Officers, as well as Wallace L. Wilcox, our Senior Vice President of Construction and Engineering, had a direct or indirect interest in certain of the assets that we acquired on January 31, 2005 in our formation transactions. Each of Messrs. Bower, Brown, Cardwell, Harris, Hickey and Wilcox had a direct or indirect interest in Allen & O’Hara Education Services, Inc., which is our management company subsidiary, and in our properties known as The Reserve at Athens, Players Club, NorthPointe, The Reserve at Clemson, College Station and The Gables, each of which we acquired on January 31, 2005. In addition, Messrs. Bower and Hickey held an indirect interest in the University Towers property that we also acquired on January 31, 2005. We paid these officers and directors aggregate consideration of $19.9 million in the form of $2.8 million in cash, Operating Partnership units having a value of approximately $14.0 million and University Towers Partnership units having a value of approximately $3.1 million. We also entered into a registration rights agreement with all of the persons who received Operating Partnership units in connection with the acquisition of our initial assets, including certain of our officers and directors. On January 25, 2006 these shares were registered with the SEC on a Form S-3 filed by the Company (File No. 333-131284) in accordance with the registration rights agreement.
Shared Services Agreement
     In connection with our formation transactions, which occurred on January 31, 2005, we acquired the student housing business of Allen & O’Hara, Inc., a company that is wholly-owned by Paul O. Bower, our Chairman, Chief Executive Officer and President. Prior to the completion of our formation transactions, Allen & O’Hara’s student housing business shared the cost of certain common services with Allen & O’Hara’s hotel properties operations, which we did not acquire and which continue to be operated by Allen & O’Hara. These services include human resources, information technology, accounting, legal, payroll, office space, office equipment and furniture and certain management personnel. We have entered into a shared services agreement with Allen & O’Hara to provide these services to Allen & O’Hara for the benefit of its hotel business in exchange for reimbursement to us of the fair value of the services performed, which were $560,000 for the period ended December 31, 2005. Because Mr. Bower is the sole stockholder of Allen & O’Hara, he will realize any of the economic benefit of this agreement that is realized by Allen & O’Hara.
     In March of 2006, Allen & O’Hara paid a bonus of $210,000 in total to Messrs. Bower, Brown and Cardwell, former executives of Allen & O’Hara. The bonus was paid to compensate these executives for services provided to Allen & O’Hara prior to our formation.

AUDIT COMMITTEE REPORT
     The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. In addition, the Audit Committee is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Audit Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s website at www.educationrealty.com.
     In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, to review and discuss the financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and Deloitte.
     The Audit Committee has discussed with Deloitte, the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte its independence from the Company and its management.
     The Audit Committee has also considered whether the provision of non-audit services by Deloitte is compatible with maintaining the audit’s independence. The Audit Committee meets on a regular basis privately in separate executive sessions with certain members of senior management and Deloitte. Each of the members of the Audit Committee qualifies as an “independent” director under the current NYSE listing standards and applicable SEC rules.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The Committee has selected and the Board of Directors has approved, subject to shareholder ratification, the appointment of the Company’s independent auditor.
Submitted by the Audit Committee of the Board of Directors
Randall L. Churchey (Chairman)
Monte J. Barrow
William J. Cahill, III
     The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2
RATIFICATION AND SELECTION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Board of Directors has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The appointment of this firm was recommended to the Board of Directors by the Audit Committee, and the Board of Directors has further decided that management should submit the appointment of Deloitte & Touche to the stockholders at the annual meeting. Deloitte & Touche has audited the Company’s financial statements since its inception in 2004. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Audit and Non-Audit Fees
     The following table presents the aggregate fees billed by Deloitte & Touche LLP, the Company’s independent registered public accounting firm, for the most recent fiscal years ended December 31, 2004 and 2005:

	2004	2005
Audit Fees (1)	$1,175,319	$1,011,200
Audit-Related Fees (2)	-0-	$21,852
Tax Fees (3)	$299,860	$278,395
All Other Fees	-0-	-0-

TOTAL FEES	$1,475,179	$1,311,447

(1)	Fees for audit services billed in fiscal 2004 and 2005 included the following (a) audits of our annual financial statements and all related financial statements required to be audited pursuant to regulatory filings, including student housing property and/or portfolio acquisitions; (b) reviews of unaudited quarterly financial statements; and (c) services related to the issuance of comfort letters, consents and other services related to SEC matters.
(2)	Amount represents fees billed related to financial accounting and reporting consultations.

(3)	Amount represents fees billed for tax compliance services and tax planning.
     The Audit Committee has determined that the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP.
     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
     On behalf of the Audit Committee, the Board of Directors recommends a vote in favor of Proposal No. 2.
Pre-approval Policies and Procedures
     Pursuant to the Audit Committee’s Charter, the Audit Committee reviews and pre-approves audit and non-audit services performed by the Company’s independent registered public accounting firm as well as the fee charged for such services. The Audit Committee may not approve any service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm. The Audit Committee may delegate to one or more designated committee members the authority to grant pre-approvals of audit and permitted non-audit services, provided that any decisions to pre-approve shall be presented to the full Audit Committee at its next scheduled meeting. For fiscal 2005, all of the audit and non-audit services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee in accordance with the Audit Committee Charter.

OTHER MATTERS
     Our management is not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. However, should any other matter requiring a vote of the stockholders arise, the representatives named on the accompanying Proxy will vote in accordance with their best judgment as to the interests of the Company and our stockholders.

By Order of the Board of Directors,

Randall H. Brown
Secretary

EDUCATION REALTY TRUST, INC.
530 Oak Court Drive, Suite 300
Memphis, Tennessee 38117
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Paul O. Bower and Randall H. Brown, or either of them, with full power of substitution, as proxy to represent and vote all the shares of common stock, $.01 par value per share, of Education Realty Trust, Inc. held of record by the undersigned as of the close of business on April 10, 2006, at the Annual Meeting of Stockholders to be held on May 24, 2006 or any adjournment or postponement thereof, as designated on the reverse side hereof and in their discretion as to other matters.

Date:	, 2006

Signature

Signature if held jointly

Please sign exactly as your name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by authorized officer. If shares are held by a partnership, please sign in partnership name by authorized person.
Please mark, date and sign as your name appears above and return in the enclosed envelope.
YOUR VOTE IS IMPORTANT
Please mark, sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15253, so your shares may be represented at the Meeting.

EDUCATION REALTY TRUST, INC.	PROXY
The shares represented by this Proxy will be voted as directed by the undersigned. If no direction is given when the duly executed Proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.
The Board of Directors Recommends a vote “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.

Proposal 1 —	Election of the following Nominees as Directors:

Paul O. Bower	Monte J. Barrow	William J. Cahill, III	Randall L. Churchey	John L. Ford

☐	FOR all Nominees listed at right (except as marked to the contrary)	☐	WITHHOLD for all Nominees listed above
(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.)

Proposal 2 —	Ratification of appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN
☐ I Plan To Attend The Meeting .